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                                                                 EXHIBIT 99.1

INTEL TO REPLACE MOTHERBOARDS WITH DEFECTIVE MEMORY
TRANSLATOR HUB COMPONENT

SANTA CLARA, Calif. -- May 10, 2000 -- Intel Corporation today announced that it would replace motherboards that have a defective memory translator hub
(MTH) component that translates signals from SDRAM memory to the Intel-Registered Trademark- 820 Chipset. The MTH is only used with motherboards utilizing SDRAM and the Intel 820 Chipset. The MTH began shipping in November 1999; therefore systems shipped before that time are unaffected by this issue.

Intel has identified system noise issues with the MTH that can cause some systems to intermittently reset, reboot and/or hang. In addition, the noise issue can, under extreme conditions, potentially cause data corruption. In some instances the company has been able to induce data corruption under synthetic stress testing in its laboratories.

Intel is working with its customers (the computer makers, motherboard makers and distribution channels) to notify computer users of this issue and to offer a replacement motherboard. Computer users that want to know if their system uses an MTH can contact their computer maker for more information, or download a utility from Intel's web site (the Intel -Registered Trademark-MTH I.D. Utility at www.intel.com/support/mth).

Intel plans to reserve for the cost associated with this replacement program when the cost can be determined. Depending upon the user replacement rate, the amount of this reserve could be material.

Normally the Intel 820 Chipset is used with a different memory -- RDRAM. RDRAM-based systems are not impacted since they don't use the memory translator hub.

Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at www.intel.com/pressroom.